Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

SECOND QUARTER AND SIX MONTHS ENDED JULY 28, 2012

– Company reaffirms outlook for balance of 2012 –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (August 14, 2012)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the second quarter and six months ended July 28, 2012.

Overview of Results for the Second Quarter and Six Months Ended July 28, 2012

For the second quarter ended July 28, 2012, the Company recorded a net loss of $12.3 million, or $.08 per diluted share. The results included after-tax charges totaling $4.3 million composed of $1.5 million of pre-opening costs associated with the Company’s new fulfillment center in Tennessee which opened in July 2012 and $2.8 million of asset impairments and store closing costs. Excluding these items, the Company would have recorded a net loss of $8.0 million, or $.05 per share, for the second quarter ended July 28, 2012.

For the prior year second quarter ended July 30, 2011, the Company recorded a net loss of $8.4 million, or $.05 per diluted share. Those results included after-tax charges totaling $0.8 million composed of a pension and related benefit charge, a write-down of a third party receivable, and an asset impairment charge totaling $1.8 million and the reversal of approximately $1.0 million in state income tax reserves deemed no longer necessary. Excluding these after-tax charges, the Company would have recorded a net loss of $7.6 million, or $.05 per share, for the second quarter ended July 30, 2011.

For the six months ended July 28, 2012, the Company recorded net income of $19.8 million, or $.13 per diluted share. The results included after-tax charges totaling $4.8 million composed of $1.8 million of pre-opening costs associated with the Company’s new fulfillment center and $3.0 million of asset impairments and store closing costs. Excluding these items, the Company would have recorded net income of $24.6 million, or $.16 per share, for the six months ended July 28, 2012.

For the prior year six months ended July 30, 2011, the Company recorded net income of $20.0 million, or $.12 per diluted share. Those results included after-tax charges totaling $2.9 million composed of the aforementioned pension and related benefit charge, third-party receivable write-down, and asset impairment charge totaling $1.8 million, $1.8 million of store closing expenses, a $0.3 million loss on debt extinguishment (related to the early retirement of approximately $1.9 million of senior notes) and the aforementioned reversal of approximately $1.0 million in state income tax reserves. Excluding these after-tax charges, the Company would have recorded net income of $22.9 million, or $.14 per share, for the six months ended July 30, 2011.

Comments on the Second Quarter and Six Months Ended July 28, 2012

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “While our second quarter results (before certain items) were approximately flat with the prior year second quarter results, we were able to post a modest increase in year-over-year net income (before certain items) for the six months in spite of a challenging economic environment.

“Our comparable store sales increases of 4.7% in both the second quarter and six months were on top of very strong 15.5% and 12.7% increases in the second quarter and first six months of last year, respectively. As expected, we experienced gross margin rate deterioration and SG&A deleverage (excluding certain items) during the quarter and first half.”

Several merchandise categories showed sales strength during the second quarter, including women’s and men’s contemporary apparel, women’s and men’s shoes, fashion and fine jewelry, and cosmetics and fragrances. The New York City flagship store sales performance was positive but modestly below the comparable store sales performance of the Company’s Saks Fifth Avenue stores in the aggregate during the quarter.

For the second quarter, the Company’s gross margin rate was 37.2% compared to last year’s second quarter rate of 38.0%. For the six months, the gross margin rate was 40.9% compared to 41.1% in the first six months of last year. As expected, the gross margin rate decline was primarily attributable to incremental second quarter markdowns in certain merchandise categories needed to move through the Company’s normal clearance cycle.

As a percent of sales, SG&A expenses (excluding the certain items) were 27.1% in the second quarter this year compared to 26.9% in the prior year second quarter and 26.1% for the current year six months compared to 25.7% for the same period last year. As expected, the Company incurred incremental SG&A expenses to support its omni-channel and Project Evolution (information technology systems and enhancements) initiatives.

Excluding the aforementioned certain items, the Company’s operating loss was 1.0% of sales in the current year second quarter compared to an operating loss of 0.1% of sales in the prior year second quarter. Excluding the aforementioned certain items, the Company’s operating income was 4.0% of sales for the current year six months compared to operating income of 4.5% of sales in the prior year six month period.

Balance Sheet Highlights

Consolidated inventories at July 28, 2012 totaled $749.1 million, an 8.7% increase over the prior year. Inventories increased 5.3% on a comparable stores basis.

At quarter end, the Company had approximately $139.0 million of cash on hand and no direct outstanding borrowings on its revolving credit facility. During the quarter, the Company repurchased $79.0 million of common stock (approximately 8.0 million shares at an average price per share of $9.90) with cash on hand.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at July 28, 2012, $14.9 million of the $230 million 2.0% convertible notes balance and $7.8 million of the $120 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at July 28, 2012 totaled approximately $405.9 million, and debt-to-capitalization was 26.5% (without giving effect to cash on hand).

Net capital spending for the six months ended July 28, 2012 totaled approximately $37.8 million.

Outlook for the Balance of 2012

Sadove commented, “While the overall near-term macro environment remains uncertain, we are very excited about the future of Saks and our ability to generate continued growth. We remain focused on executing our core merchandising, service, and marketing strategies, and we are strategically and prudently evolving our business to fully embrace omni-channel retailing through a series of infrastructure and systems enhancements over the next few years. We believe these investments will position us for the future and allow us to deliver incremental sales and operating margin improvement over time.”

“We are reaffirming our assumptions for the balance of 2012,” Sadove continued. The Company’s assumptions for the balance of 2012 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales growth in the mid-single digit range for the second half of the fiscal year.

•	Comparable store inventory levels are expected to be up in the mid-single digit range throughout the balance of the year.

•

Based upon current inventory levels and composition and the Company’s promotional calendar and permanent markdown cadence, the Company expects its year-over-year gross margin rate to increase approximately 25 to 50 basis points in the second half of the fiscal year. Management expects the year-over-year improvement will be concentrated in the fourth quarter, with the third quarter year-over-year gross margin rate expected to be relatively flat.

•

As a percent of sales on a year-over-year basis, the Company expects approximately 50 to 75 basis points of SG&A expense leverage in the second half of the fiscal year, with the leverage concentrated in the fourth quarter. SG&A dollar increases primarily are expected to arise from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions) and investment spending to support the Company’s omni-channel initiatives and Project Evolution.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total $165 million to $167 million for the second half of 2012. Depreciation and amortization, which is included in the above amounts, should total approximately $125 million for the full fiscal year.

•	Based on existing debt arrangements, maturities, and interest rates, interest expense should total approximately $19 million for the second half of 2012.

•	An effective tax rate of approximately 40.0% to 41.0% for the year.

•

A basic common share count of approximately 150 million and a diluted common share count of approximately 194 million for the full fiscal year. Share counts used in earnings per share calculations are expected to fluctuate by quarter during the year based on income levels, convertible debt, and equity awards.

•	Net capital expenditures of approximately $110 million to $120 million for the full year.

The fiscal year ending February 2, 2013 contains a 53rd week which is included in the assumptions outlined above. Management estimates that the 53rd week will represent approximately $40 million in incremental revenues and incremental diluted earnings per share of approximately $.04 for the fiscal year.

Sales Detail

Total sales numbers below represent owned department sales, leased department commissions, shipping and handling revenue, and sales return adjustments for Saks Fifth Avenue stores, Saks Fifth Avenue OFF 5TH stores, and Saks Direct. Total sales (in millions) for the second quarter and six months ended July 28, 2012 compared to last year’s second quarter and six months ended July 30, 2011 were:

	This Year	Last Year	Total Increase	Comparable Increase
Second Quarter	$704.1	$670.2	5.1%	4.7%
Six months	$1,457.7	$1,396.2	4.4%	4.7%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Second Quarter	$10.6	$8.5
Six months	$21.7	$17.2

Other Information

For the current and prior year second quarters and six months ended July 28, 2012 and July 30, 2011, respectively, the Company’s two convertible debt instruments were not dilutive; therefore, the applicable shares (approximately 40.9 million) were not added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $4.2 million per quarter) was not added to net income for the fully diluted earnings per share calculation.

Consistent with many other retail companies, Saks will no longer report monthly comparable store sales results on a go-forward basis.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, August 14, 2012 to discuss results for the second quarter and six months ended July 28, 2012. To participate, please call (201) 689-8874 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 383741).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://phx.corporate-ir.net/phoenix.zhtml?c=110111&p=irol-irhome. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 45 Saks Fifth Avenue stores, 63 Saks Fifth Avenue OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Capital One Financial Corporation; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K/A for the fiscal year ended January 28, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Three Months Ended
	July 28, 2012		July 30, 2011
Net sales	$704,115	100.0%	$670,180	100.0%
Cost of sales	442,034	62.8%	415,635	62.0%

Gross margin	262,081	37.2%	254,545	38.0%

Selling, general and administrative expenses	190,730	27.1%	183,444	27.4%
Other operating expenses:
Property and equipment rentals	26,082	3.7%	24,896	3.7%
Depreciation and amortization	30,222	4.3%	28,868	4.3%
Taxes other than income taxes	21,007	3.0%	20,595	3.1%
Store pre-opening costs	3,217	0.5%	413	0.1%
Impairments and dispositions	4,680	0.7%	166	0.0%

Operating loss	(13,857)	-2.0%	(3,837)	-0.6%

Other income (expense):
Interest expense	(9,552)	-1.4%	(13,043)	-1.9%
Other income, net	624	0.1%	463	0.1%

Loss before income taxes	(22,785)	-3.2%	(16,417)	-2.4%

Benefit for income taxes	(10,488)	-1.5%	(8,048)	-1.2%

Net loss	$(12,297)	-1.7%	$(8,369)	-1.2%

Loss per share:
Basic	$(0.08)		$(0.05)
Diluted	$(0.08)		$(0.05)

Weighted-average common shares:
Basic	151,231		156,733
Diluted	151,231		156,733

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Six Months Ended
	July 28, 2012		July 30, 2011
Net sales	$1,457,722	100.0%	$1,396,178	100.0%
Cost of sales	861,176	59.1%	821,699	58.9%

Gross margin	596,546	40.9%	574,479	41.1%

Selling, general and administrative expenses	380,754	26.1%	361,815	25.9%
Other operating expenses:
Property and equipment rentals	52,243	3.6%	50,237	3.6%
Depreciation and amortization	59,072	4.1%	58,092	4.2%
Taxes other than income taxes	44,385	3.0%	44,158	3.2%
Store pre-opening costs	4,063	0.3%	547	0.0%
Impairments and dispositions	4,990	0.3%	3,034	0.2%

Operating income	51,039	3.5%	56,596	4.1%

Other income (expense):
Interest expense	(18,959)	-1.3%	(26,639)	-1.9%
Loss on extinguishment of debt	—	0.0%	(539)	0.0%
Other income, net	1,447	0.1%	996	0.1%

Income before income taxes	33,527	2.3%	30,414	2.2%

Provision for income taxes	13,679	0.9%	10,374	0.7%

Net income	$19,848	1.4%	$20,040	1.4%

Earnings per share:
Basic	$0.13		$0.13
Diluted	$0.13		$0.12

Weighted-average common shares:
Basic	152,955		156,568
Diluted	155,936		160,682

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	(UNAUDITED)
	July 28, 2012	July 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$138,981	$293,977
Merchandise inventories	749,087	689,223
Other current assets	86,852	83,492
Deferred income taxes, net	99,407	66,434

Total current assets	1,074,327	1,133,126

Property and equipment, net	872,070	872,372
Deferred income taxes, net	121,602	161,070
Other assets	24,816	28,583

TOTAL ASSETS	$2,092,815	$2,195,151

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$132,990	$143,593
Accrued expenses and other current liabilities	263,993	220,078
Current portion of long-term debt	8,905	148,464

Total current liabilities	405,888	512,135

Long-term debt	374,348	364,132
Other long-term liabilities	161,389	138,050

Total liabilities	941,625	1,014,317
Commitments and contingencies
Shareholders’ equity	1,151,190	1,180,834

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,092,815	$2,195,151